UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 10, 2013
JACKSONVILLE BANCORP, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)
000-30248	59-3472981
(Commission File Number)	(I.R.S. Employer Identification No.)
100 North Laura Street, Suite 1000, Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)
904-421-3040
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided below in Item 5.02 relating to the executive employment agreement is hereby incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2013, Jacksonville Bancorp, Inc. (the “Company”) announced that Kendall L. Spencer was appointed as President and Chief Executive Officer of the Company, and as a director of the Company. These appointments were effective as of December 10, 2013. Subject to regulatory approval, Mr. Spencer will also serve as the Chief Executive Officer and a director of the Company’s wholly owned subsidiary, The Jacksonville Bank (the “Bank”).

On December 10, 2013, the Company and the Bank entered into an executive employment agreement with Mr. Spencer, whose biographical information is provided below. The term of the agreement is one year, subject to automatic extension for additional one-year periods thereafter, and provides Mr. Spencer with the following compensation and benefits:

  Annual base salary of $258,000, with annual adjustments subject to the discretion of the Company’s board of directors or a committee thereof;
  Eligibility for a discretionary annual bonus;
  Stock options awards exercisable for up to 30,000 shares of the Company’s common stock, subject to a three-year vesting schedule (the “Options”); and
  Participation in all compensation or employee benefit plans in addition to other executive benefits, including an automobile allowance and certain club dues, among others.

During the term of the agreement and for a period of one year thereafter, Mr. Spencer has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area.

If Mr. Spencer’s employment is terminated by the Company or the Bank without “cause” (as set forth in the agreement), Mr. Spencer will be entitled to receive his base salary for a period of one year following termination, and any unvested Options will become immediately vested. If Mr. Spencer’s employment is terminated by the Company or the Bank for “cause,” Mr. Spencer is not entitled to any severance payment and under the agreement, there will be no accelerated vesting of the Options. If Mr. Spencer terminates his employment for “good cause” (as set forth in the agreement) other than as a result of a Change in Control (as defined in the agreement), Mr. Spencer will be entitled to receive his base salary for two months following termination and any unvested Options will become immediately vested. If Mr. Spencer’s employment is terminated for “good cause” as a result of a Change in Control, Mr. Spencer will be entitled to receive his base salary for a period of two years following termination, and any unvested Options will become immediately vested.

The previously provided description of the executive employment agreement is qualified in its entirety by reference to the full text of the executive employment agreement which is filed herewith as Exhibit 10.1, which is hereby incorporated by reference.

Mr. Spencer, age 61, has over 30 years of executive and senior level commercial bank leadership and management experience. In 2013 and prior to joining the Company, Mr. Spencer was the Executive Vice President and Senior Commercial Banker of Florida Citizens Bank. In these capacities, Mr. Spencer led and managed commercial, consumer and mortgage lending, credit and loan operations as well as provided strategic evaluation and planning for the executive management team and board of directors.  Since 2009, Mr. Spencer has provided consulting services to banks and other financial institutions and has also provided litigation support as a bank expert in lending-liability lawsuits.  From 2011 to 2012, Mr. Spencer was a consultant for Atlantic Coast Bank where he provided strategic evaluation and analysis to the executive management team and led retail banking operations.  From 2009 to 2011, Mr. Spencer was a consultant for First Guaranty Bank where he led and managed commercial, consumer and mortgage lending operations. From 2006 to 2009, Mr. Spencer was the State President of Mercantile Bank where he managed market operations for various community banks. Mr. Spencer serves on the board of Family First and Jacksonville City Rescue Mission. He holds a B.S. in Finance from the University of Florida and has post-graduate professional education from the Stonier Graduate School of Banking at the University of Delaware and North Dakota State University.

Mr. Spencer’s advanced leadership skills and commercial banking expertise as well as additional proficiencies in strategic financial planning and execution of operational initiatives are well-suited to the Company and the Bank and will strengthen the board of directors’ collective knowledge and capabilities.

As previously disclosed in the Company’s filings, Donald F. Glisson, Jr., Chairman of the Board of the Company, was appointed to serve as the Company’s principal executive officer on an interim basis, until a new President and Chief Executive Officer was elected. In conjunction with the appointment of Mr. Spencer, the Company announced that Mr. Glisson was named Executive Chairman, effective as of the same date. Mr. Glisson will continue to serve as Chairman of the Board of the Company and as a director of the Bank.

The Company filed a press release announcing the change in management on December 10, 2013, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Executive Employment Agreement among Jacksonville Bancorp, Inc., the Jacksonville Bank and Kendall L. Spencer.
99.1	Press release dated December 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

Dated: December 10, 2013	By:	/S/ VALERIE A. KENDALL
	Name:	Valerie A. Kendall
	Title	Executive Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Executive Employment Agreement among Jacksonville Bancorp, Inc., the Jacksonville Bank and Kendall L. Spencer.
99.1	Press release dated December 10, 2013.